Securities Exchange Act of 1934 -- Form 8-K



                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM 8-K




PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                              Date of Report :
                              July 29, 1999
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                      CBL & ASSOCIATES PROPERTIES, INC.
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           (Exact name of registrant as specified in its charter)


      Delaware                   1-12494                  62-1545718
---------------------     ---------------------     ---------------------
   (State or other           (Commission                (IRS Employer
   jurisdiction of           File Number)               Identification
   incorporation)                                       Number)


     One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421
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                (Address of principal executive offices)


            Registrant's telephone number, including area code:
                              (423) 855-0001
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                              Page 1 of 7

                        CBL & ASSOCIATES PROPERTIES, INC.
                             Conference Call Outline
                               Second Quarter 1999
                                  July 29, 1999
                                   10:00 a.m.




     Good morning, everyone. I am John Foy. We appreciate your participation in today's call to discuss second quarter results. Before we begin I would like to have Kelly Sargent, our Director of Investor Relations, read our Safe Harbor disclosure.

     This conference call contains "forwarding-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's
Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

     I would like to note that a transcript of John's comments will be filed as a form 8K later this morning and will be available upon request as well as available for replay on the Internet through a link on our website at www.cblproperties.com.

     Income Statement Review Before I discuss the development and leasing activity for the quarter, let's take this opportunity to review the income statement.

     The 15.4% increase in FFO per diluted, fully converted share for the second quarter consisted of the following:

1. 75.2% was from the opening of two new shopping centers and from the acquisition of six malls, two associated centers and one community center, which occurred during the last fifteen months.

2.      24.8% was from improved operations in our portfolio.

Other financial highlights from the quarter were:

1. Net operating income (NOI) increased 32.2% to $48.4 million in the quarter from $36.6 million in the prior-year period.

2. In the second quarter, same center NOI increased 6.2% over the prior-year period.

3. Our cost recovery ratio increased to 94.4% in the second quarter as compared with 91.6% a year ago.


     Our FFO calculation continues to be one of the most conservative in the industry since we exclude outparcel sales from the calculation. The inclusion of outparcel sales would have a very significant impact on second quarter FFO, increasing the earnings per diluted fully converted share from $.75 to $.85 per share and from $1.49 to $1.73 for the six months. Before consideration of outparcel sales our dividend payout ratio is 65%. Including outparcel sales has a dramatic effect on the payout ratio, decreasing it to 57.4%. We expect our payout ratio to continue to trend down during the year.

Capital Structure
-----------------

     As indicated in our earnings release, our capital structure remains solid, especially considering that we have nearly doubled the size of the company in the last three years. Our EBITDA coverage ratio continues to be a strong 2.61 times interest expense. We have eliminated our exposure to variable rates on operating properties, and we do not have any significant debt maturities.

     Subsequent to the end of the quarter, we completed the sale of four assets at an average capitalization rate of 8.4%, with gross proceeds of approximately $30 million. We were able to use the proceeds from this sale, which included two department stores and two freestanding properties to pay down debt associated with our acquisition of York Galleria early this month. We have previously made reference to the possibility of selling selected assets. These recent transactions were clearly accretive.

     We continue to pursue selected asset sales and joint ventures, but we will only do so if the transaction is beneficial to our shareholders.

Capital Expenditures
--------------------

    During the first six months, we spent $5.9 million on revenue generating, $2.5 million on revenue neutral and $4.6 million on revenue enhancing capital expenditures. For the full year, we expect to spend a total of $9.0 million on revenue generating, $6.0 million on revenue neutral and $10.0 million on revenue enhancing capital expenditures.

Developments and Acquisitions
-----------------------------

     On July 24 we opened Sears at Lakeshore Mall in Sebring, FL. In August, we plan to hold the official grand opening of both Sand Lake Corners in Orlando, FL. and The Landing at Arbor Place in Douglasville, GA, both of which have been opening in stages. Sand Lake Corners is 97% leased with an initial yield of 12% increasing to 13% upon stabilization. The Landing at Arbor Place is currently 87% leased and has an initial yield of 10%, which will increase to 11% upon stabilization. Also under construction, is Regal Cinemas in Jacksonville, FL, which we recently sold. Arbor Place Mall in metro Atlanta is our largest project scheduled to open this year and the ribbon cutting ceremony will be held at 9:30 am on October 13, 1999. We are currently 85% leased and committed which, would produce a 9% initial return, increasing to 11% upon stabilization. These projects under construction represent a total investment of approximately $140 million, of which $109 million has been invested through June 30, 1999.

     In addition to the openings scheduled for 1999, we began construction on, Chesterfield Crossing in Richmond, VA and Coastal Way Shopping Center in Springhill, FL., and an expansion of Sutton Plaza in Mt. Olive, NJ. These projects will open in 2000 and represent a total new investment of approximately $37 million. Initial yields on these centers are expected to be in the range of 9% to 11%. Upon stabilization yields would be 11% to 11.8%.

     We have also announced plans for two new regional malls. One of these malls, Parkway Place in Huntsville, AL, was acquired late last year in a joint venture with Colonial Properties. The phased demolition and redevelopment of this mall is expected to commence later this year. Construction for the Mall of South Carolina in Myrtle Beach is also expected to begin later this year and this is a joint venture with Burroughs & Chapin. Both of these projects are subject to tax increment financing, and other approvals.

     On the acquisition front, we purchased the York Galleria Mall in York, Pennsylvania on July 1st for $68.9 million. Our initial yield is 9.3% excluding property management fees and structural reserves. This acquisition is consistent with our portfolio strategy as it is the dominant mall in a growing metropolitan area and affords us the opportunity to utilize our value-added expertise. As we discussed last quarter, the acquisition environment is not as active as previous years, but we still believe this environment could produce value-added opportunities for CBL.

     Our success with acquisitions has been a function of our underwriting criteria, which remains one of the most disciplined in the industry. The properties acquired during 1998 had an average initial NOI yield of 8.7%, which is projected to increase to approximately 9.5% in calendar year 1999.

Leasing
-------

     We saw improvement in both the stabilized malls and associated center categories during the quarter. Community centers were down 1% due to a sub-anchor tenant vacating at both Cortlandt, NY and Cary, NC. These two stores represent a combined 1% of the GLA of the community centers. Possible replacement tenants for both locations have been identified.

     Our releasing results were strong during the quarter as well. The detail for both new and renewal leasing will be included in our 8K filing today, but I will give you a few quick highlights.

     Average renewal rents for the quarter were up 11.9% over the prior rent and percentage rent in the malls, 2.6% in associated centers, and 14.5% in the community centers. The continued strength in our releasing spreads should enable us to produce solid internal growth, as we will have releasing opportunities of approximately 1.2 million square feet during the next twelve months.
                              Page 4 of 7

Sales
-----

     The strength in retail sales in our malls as a whole continued in the second quarter. We were up 5.0% on a comparable per square foot basis in the second quarter over the prior-year period. Total mall sales volume for our portfolio increased 6.2%. Occupancy costs as a percentage of sales at our malls was 13.2% at June 30, 1999 compared to 12.9% at June 30, 1998.

     Retail trends continue to be positive in our markets, and retailers are looking to expand. As evidenced by our leasing results and NOI growth at our existing properties, these trends are having a positive impact on the performance of our portfolio.

Outlook
-------

We maintain a positive outlook for our portfolio, based in part on the following:

- Dillard's is opening this November in a former Walmart location at Pemberton Square, Vicksburg, MS.

- Dillard's is opening this November at a former Service Merchandise location at Post Oak Mall, in College Station, TX.

- We have purchased the former Service Merchandise lease on favorable terms at Meridian Mall, Lansing, MI.

- In light of Upton's announcement that they are closing their stores, we are actively pursuing prospects for the three Upton's stores in our portfolio.

What are we thinking?
- Retailers will continue to expand in the market areas where we have properties

- The recent decline in consumer confidence will have a minimal, if any, impact on our portfolio because of our dominance in the markets in which we are located

- Our long term strategy of staggering debt maturities has and will continue to serve us well over the near and long term

-      We are risk adverse

- We are committed to maximizing the overall returns on our capital while at the same time managing our debt to market capitalization and EBITDA ratios

I will now be happy to answer any questions you may have.


                              Renewal Leasing for Second Quarter
                      Prior PSF
                    Rent & Percentage     New PSF        New PSF      % change    % change
                        Rent           Rent-Initial     Rent-Avg.     Initial     Average

Malls                  $22.92            $24.78           $25.64         8.1%        11.9%

Associated Centers     $12.37           $ 12.69           $12.69         2.6%         2.6%

Community Centers       $8.94             $9.91           $10.24        10.8%        14.5%


              Total Leasing Compared to Tenants Vacating for Second Quarter

                     Leased       Avg. Rate    Vacated     Avg. Rate

Malls                228,676       $23.25       111,857     $22.98

Associated Centers    11,356       $12.66         1,962     $ 8.91

Community Centers    108,286       $10.61        13,150     $ 8.81

                               SIGNATURE





Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      CBL & ASSOCIATES PROPERTIES, INC.

                                              /c/ John N. Foy
                                      ------------------------------------
                                                 John N. Foy
                                           Vice Chairman,
                                          Chief Financial Officer and
                                                  Treasurer
                                          (Authorized Officer of the
                                                  Registrant,
                                        Principal Financial Officer and
                                         Principal Accounting Officer)



Date:   July 29, 1999